Exhibit 10.2

August 1, 2013

BY HAND DELIVERY

Employee Name

Employee Address

Re:  Retention Letter

Dear Name:

You are a highly valuable employee of Cubist.  Cubist wishes to retain you as an employee, and is therefore willing to make certain commitments in order to induce you to remain an employee.  This letter will confirm the agreement between you and Cubist (“Agreement”) in that regard.  The Agreement is as follows:

1.                                      Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)         “Cause” means: (i) you commit an act of dishonesty, fraud or misrepresentation in connection with your employment; (ii) you are convicted of, or plead nolo contendere to, a felony or a crime involving moral turpitude; (iii) you breach any material obligation under any agreement with Cubist  you signed regarding your confidentiality, non-solicitation, and developments obligations (referred to as “Confidentiality Agreement”) or Cubist’s Code of Conduct and Ethics or any similar policy governing your employment with a successor organization; (iv) you engage in substantial or continuing inattention to or neglect of your duties and responsibilities reasonably assigned to you by Cubist; (v) you engage in substantial or continuing acts to the detriment of Cubist or inconsistent with Cubist’s policies or practices; or (vi) you fail to carry out the reasonable and lawful instructions of your supervisor or the Cubist Board of Directors that are consistent with your duties.  For the avoidance of doubt, “Cause” does not include a termination of employment due to your death or disability.

(b)         “Cubist” means Cubist Pharmaceuticals, Inc., its affiliates and any successor organization, except as otherwise specified.

(c)          “Good Reason” means, in connection with a Change of Control: (i) the failure of Cubist to employ you in your current or a substantially similar position, without regard to title, such that your duties and responsibilities are materially diminished without

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your consent; (ii) a material reduction in your total target cash compensation without your consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of Cubist’s employees); or (iii) a material change in the geographic location of your primary place of employment from your current site of employment without your consent; provided however, if any of these conditions purportedly occur, in order to be able to terminate your employment for “Good Reason” hereunder:  (x) you are required to provide notice of any such condition to Cubist’s Board of Directors within 60 days of the initial occurrence of the condition, (y) Cubist will then have 30 days to remedy the purported condition, and (z) if Cubist fails to remedy such condition, you must separate from service not later than 60 days following the end of such thirty-day period.

(d)         “Change of Control” means (1) the closing of (A) any consolidation or merger of Cubist in which Cubist is not the continuing or surviving corporation or pursuant to which shares of Cubist common stock would be converted into cash, securities or other property, other than a merger or consolidation in which the holders of Cubist common stock immediately prior to the merger or consolidation will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger or consolidation as before the merger or consolidation, or (B) any sale, lease, exchange or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of Cubist, or (2) the date on which any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Cubist or a subsidiary or an employee benefit plan or trust maintained by Cubist or any of its subsidiaries shall become (together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Stock outstanding at the time, with the prior approval of Cubist’s Board of Directors, or of more than 25% of such shares, without the prior approval of Cubist’s Board of Directors, or (3) a change in the composition of Cubist’s Board of Directors over a period of 36 consecutive months or less such that a majority of the members of the Board (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

Notwithstanding the foregoing, with respect to any award which constitutes “nonqualified deferred compensation” under, and subject to, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”), to the extent necessary to comply with the requirements of Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in the definition of Change of Control, and (ii) is a “change in control event” as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

For purposes of this Section 1(d), the term “Cubist” shall mean Cubist Pharmaceuticals, Inc. and shall not include any successor organization.

(e)          “Bonus” shall mean the greater of either (i) the current year target annual bonus amount or (ii) the previous year’s actual bonus amount.

2.                                      Severance.

a)             Except as set forth in Section 2(b) below, in the event that your employment is terminated by Cubist for any reason other than for Cause, then, following, and subject to, receipt by Cubist of your signed and effective release of claims as more fully described in Section 7 below (and your not revoking such release during any applicable revocation period), Cubist shall pay you starting sixty (60) days following the date of your employment termination (or on the next succeeding business day if such date is not a business day), an amount equal to eighteen (18) months of your then-current base salary, with such payment to be made in twelve (12) equal semi-monthly installments, with the first payment retroactive to the day immediately following the date your employment terminated.

b)             In the event that, within twenty-four (24) months after a Change of Control, your employment is terminated either (i) by Cubist for any reason other than for Cause or (ii) by you for Good Reason, then, following, and subject to, receipt by Cubist of your signed and effective release of claims as more fully described in Section 7 below (and your not revoking such release during any applicable revocation period), Cubist shall make a one-time, lump-sum payment to you equal to eighteen (18) months of your then current base salary plus Bonus on the sixtieth (60th) day following the termination of your employment (or on the next succeeding business day if such date is not a business day).

c)              In the event that you become entitled to severance payments under Section 2(a) or 2(b) of this Agreement, subject to (i) your having timely elected continuation coverage under the federal law known as “COBRA”, (ii) your timely payment of the active employee portion of the monthly COBRA premium for each month during the period described below and (iii) such continuation coverage not having terminated, for a period of up to eighteen (18) months beginning on the first day of the month after the month in which your employment terminates or, if earlier, until such time as your COBRA coverage terminates, Cubist shall be responsible for the balance of the premium during this period.

d)             Notwithstanding any other provision with respect to the timing of payments under this Section 2, in order to comply with the requirements of Section 409A, if any amount or benefit to be paid to you pursuant to this Agreement as a result of your termination of employment constitutes “deferred compensation” within the meaning of,  and subject to, Section 409A, if you are a “specified employee” (as determined by Cubist in its sole discretion and as defined below) on the date of your termination of employment, any payment or benefit or portion thereof, if any, that is scheduled to be paid or provided to you hereunder during the first six (6) months following the date of your termination of employment shall not be paid until the date which is the first business day of the seventh month following your termination.  For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by Cubist to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.  Cubist may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of this Agreement.  For purposes of the Treasury Regulations under Section 409A, each payment described in this Section shall be treated as a separate payment.

e)              For purposes of this Agreement, references to termination of employment, separation from service and similar or correlative terms mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from Cubist and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Cubist under Section 1.409A-1(h)(3) of the Treasury Regulations.  A termination of employment for Good Reason or by Cubist for any reason other than for Cause under this Agreement is intended to satisfy the meaning of “involuntary separation from service” (as defined in Section 1.409A-1(n) of the Treasury Regulations).

3.                                      Withholding.  All payments made by Cubist under this Agreement shall be reduced by any tax or other amounts required to be withheld by Cubist under applicable law.

4.                                      Medical and Dental Benefits.  Except for any right you have to continue participation in Cubist’s group health and dental plans under COBRA, all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the date of termination of your employment. The “qualifying event” under COBRA, which triggers your right to continue your health insurance post-employment, shall be deemed to have occurred on the first day of the month following your termination date.

5.                                      Equity Acceleration.  In the event that you become entitled to severance payments under Section 2(b) of this Agreement, then all outstanding unvested equity-based compensation awards granted to you under any equity plan of Cubist Pharmaceuticals, Inc. prior to the Change of Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and Cubist and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

6.                                      Excise Tax Provision.  Notwithstanding any provision of this Agreement to the contrary:

(a)         If at any time it is determined that payment of any or all amounts provided for under this Agreement (the “Benefits”), together with any other payments and benefits payable to you or for your benefit (together with the Benefits, the “Total Benefits”), would subject you to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”), and that a reduction in the amount of the unpaid Benefits would result in the amount of the Total Benefits, net of all federal, state and local income taxes on the Total Benefits and any taxes on the Total Benefits under Section 4999 (such amount, the “Net After-Tax Receipts”), being equal to or greater than the Net After-Tax Receipts that would result from payment of the unpaid Benefits without reduction, then the aggregate amount of any unpaid Benefits shall be reduced to the smallest amount that results in the Net After-Tax Receipts being equal to or greater than the Net After-Tax Receipts that would result if the unpaid Benefits were reduced to any other amount. Any such reduction shall be implemented in the following order: first, by reducing cash payments, in reverse chronological order such that the cash payment otherwise payable on the latest date will be the first cash payment to be reduced; second, by curtailing or cancelling the accelerated vesting of equity-based compensation awards, in reverse order by date of grant (i.e., the vesting of the most recently granted award will be reduced first); and third, by reducing other benefits, if any, payable to you or for your benefit, in reverse chronological order such that the benefit otherwise payable on the latest date will be the first such benefit to be reduced.

(b)         In the event that you receive payments or benefits that should not have been paid under this Section 6, you agree to repay or reimburse Cubist promptly upon receiving notice that an overpayment has been made.

(c)          Nothing in this Section 6 shall cause Cubist to be responsible for, or to have any liability or obligation with respect to, any excise tax liability under Section 4999.

7.                                      No Contract of Employment.  This Agreement is not a contract of employment for a specific term, and your employment is “At Will” and may be terminated by Cubist at any time.

8.                                      Employee Release.  Any obligation of Cubist to provide you severance payments or other benefits under this Agreement is expressly conditioned upon your reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to Cubist within the time period specified in such release (which in all events shall be no later than the fiftieth (50th) calendar day following the date on which your employment terminates).  Cubist shall provide you with the general release promptly after the date on which you give or receive, as the case may be, notice of termination of your employment.

9.                                      Assignment.  You shall not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of Cubist.  Cubist may assign its rights and obligations under this Agreement without your consent. This Agreement shall inure to the benefit of and be binding upon you and Cubist, and each of our respective successors, executors, administrators, heirs and permitted assigns, including any person or entity that acquires the business or assets of Cubist Pharmaceuticals, Inc. in a Change of Control.

10.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

11.                               Miscellaneous.  This Agreement will commence on the date hereof and will expire three (3) years from the date hereof, unless Cubist Pharmaceuticals, Inc. experiences a Change of Control prior to the expiration of the term of this Agreement, in which case this Agreement will expire on the later of: (a) three (3) years from the date hereof or (b) two (2) years from the date of the closing of such Change of Control.  This Agreement sets forth the entire agreement between you and Cubist in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, other than any obligations set forth in your Confidentiality Agreement, which obligations shall remain in full force and effect.  In consideration of the payments and benefits provided to you hereunder, you agree that, in the event your employment with Cubist terminates, such payments and benefits shall be in complete satisfaction of any and all obligations that Cubist may have to you, including under any severance guidelines, practices or policies that Cubist may have in place during your employment or at or after your employment terminates.  Any severance amounts due to you under this Agreement shall be reduced by any notice or pay in lieu thereof that Cubist is required to give under the federal law known as “WARN” or any similar state statute.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of Cubist.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.

12.                               Arbitration.  Any dispute arising under or relating to this Agreement shall be resolved exclusively by arbitration conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time such arbitration is conducted.  All hearings shall be held in Boston, Massachusetts.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.   The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between you and Cubist.  Please keep one original for your records and return one original to me.

Cubist Pharmaceuticals, Inc.

By:
Michael W. Bonney

Date:

Accepted and Agreed:

By:
Name:
Date: